                                                                    EXHIBIT 12.1


                                                  PENNZOIL - QUAKER STATE COMPANY
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                  ----------------------------------------------------------------
                                                   1997           1998           1999           2000        2001
                                                  -------       --------       --------       --------     -------
Income from continuing operations
  before equity income from partnerships          $(8,244)      $(60,407)      $(17,822)      $(11,956)   $(47,004)
Distribution of income from partnerships                          16,600          6,564         16,240      36,463
Amortization of capitalized interest                1,292          1,904          1,510            905         850
Income tax provision (benefit)                     (1,274)       (36,994)         7,790         16,595       8,505
Interest charges                                   77,217         86,753        107,195        121,957     120,240
                                                  -------       --------       --------       --------    --------
Income before income tax provision
  and interest charges                            $68,991       $  7,856       $105,237       $143,741    $119,054
                                                  =======       ========       ========       ========    ========
Fixed charges                                     $84,658       $ 87,008       $107,195       $121,957    $120,240
                                                  =======       ========       ========       ========    ========
Ratio of earnings to fixed charges                      -              -              -           1.18           -
                                                  =======       ========       ========       ========    ========
Amount by which fixed charges exceed earnings     $15,667       $ 79,152       $  1,958                   $  1,186
                                                  =======       ========       ========       ========    ========

                                               DETAIL OF INTEREST AND FIXED CHARGES


Interest charges per Consolidated Statement
  of Income which includes amortization of
  debt discount, expense and premium               $69,221       $ 70,198       $ 80,588       $ 94,895     $ 92,079
Add:  portion of rental expense
  representative of interest factor (1)             15,437         16,810         26,607         27,062       28,161
                                                   -------       --------       --------       --------     --------

  Total fixed charges                              $84,658       $ 87,008       $107,195       $121,957     $120,240

Less:  interest capitalized per Consolidated
  Statement of Income                                7,441            255              -              -            -
                                                   -------       --------       --------       --------     --------
  Total interest charges                           $77,217       $ 86,753       $107,195       $121,957     $120,240
                                                   =======       ========       ========       ========     ========

------------------------------------------
(1)  Interest factor based on management's estimates and approximates one-third of rental expense.